Exhibit 10.4
WEATHERFORD INTERNATIONAL PLC
PERFORMANCE RESTRICTED SHARE UNIT AWARD AGREEMENT
PURSUANT TO THE
THIRD AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN
(PERFORMANCE VESTING)
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Grant Date:
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THIS PERFORMANCE RESTRICTED SHARE UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between WEATHERFORD INTERNATIONAL PLC, a public limited company organized under the laws of Ireland (the “Company”), and you as the Participant specified below, pursuant to that certain award letter regarding the awards granted hereunder dated ____________ (the “Award Letter”) between the parties and further made subject to the Weatherford International plc Third Amended and Restated 2019 Equity Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee (as defined in the Plan); and
WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Performance Restricted Share Units (“PSUs”) provided herein to the Participant.
NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby mutually covenant and agree as follows:
1.Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated into this Agreement as if they were each expressly set forth herein. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. Except as provided otherwise herein, any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan and the “Performance Period” shall mean the [two][three] fiscal-year period commencing on the first day of the fiscal year of the Company in which the Grant Date occurs. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
2.Grant of Performance Restricted Share Unit Award. The Company hereby grants the target number of PSUs specified in the Award Letter to the Participant, as of the Grant Date stated above (the “Target Award”). Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the Shares underlying the PSUs, except as otherwise specifically provided for in the Plan or this Agreement.
3.Vesting.
(a)Subject to the provisions of this Section 3, the PSUs subject to this Agreement shall be eligible to vest on the last day of the Performance Period, subject to the Participant’s continued Service with the Company on such date or as otherwise provided in this Agreement.
(i)The actual number of PSUs that are earned, if any, pursuant to the terms and conditions of this Agreement is subject to increase or decrease based on the Company’s actual performance against the Performance Goals set forth on Exhibit A and may range from [0% to [•]%] of the Target Award, rounded to the nearest whole Share.
(ii)Following the end of the Performance Period and no later than 60 days thereafter, the Committee will determine the number of PSUs that have been earned (the “Earned PSUs”) in accordance with Exhibit A (such date, the “Determination Date”).
(b)Termination without Cause; Due to Death or Disability. Subject to Section 4(b), in the event the Participant’s Service is terminated by the Company without Cause during the third year of the Performance Period, a pro-rated portion of the Award shall remain eligible to vest at the end of the Performance Period based on actual performance, with such pro-rated portion, if any, determined by multiplying the number of Earned PSUs by a fraction, the numerator of which is the number of days elapsed from the Grant Date through the Participant’s date of termination, and the denominator of which is the number of days in the Performance Period. Subject to Section 4(b), in the event the Participant’s Service is terminated due to the Participant’s death or Disability, the Shares subject to the PSUs that have not yet vested shall become earned and vested at the end of the Performance Period based on actual performance. For the avoidance of doubt, in the event the Participant’s Service is terminated by the Company without Cause prior to the third year of the Performance Period, the PSUs shall be immediately forfeited.
(c)Change in Control. Subject to Section 4(b), and notwithstanding Section 3(b), if a Change in Control occurs (as the term is defined in the Company’s Change in Control Severance Plan), the successor or purchaser in the Change in Control has assumed the Company’s obligations with respect to the PSUs or provided a substitute award and (i) within 12 months following the occurrence of the Change in Control, the Participant is terminated without Cause, or (ii) the Participant remains employed with the Company through the end of the Performance Period, then the PSUs shall become earned and vested (y) if the Change in Control occurs within 12 months following the Grant Date hereunder, then at Target achievement of the Performance Goals, or (z) if such Change in Control occurs on or after 12 months following the Grant Date hereunder, then at the greater of Target achievement or the actual achievement of the Performance Goals through the date of such Change in Control.
(d)Committee Discretion to Accelerate Vesting. In addition to the foregoing, the Committee may, in its sole discretion, accelerate vesting of the PSUs at any time and for any reason.
(e)Forfeiture. Subject to the terms of this Section 3, all unvested PSUs (taking into account any vesting that may occur upon the Participant’s termination of Service in accordance with Section3 hereof) shall be immediately forfeited upon the Participant’s termination of Service for any reason.

4.Delivery of Shares.
(a)General. Subject to the requirements of Section 409A of the Code, on the Determination Date (and no later than the 15th day of the third month following the end of the Performance Period), the Participant shall receive the number of Shares that correspond to the number of Earned PSUs, less any shares withheld by the Company for tax withholding purposes.
(b)Release. The receipt of Shares subject to the Earned PSUs that are eligible to vest pursuant to Section 3(b) or (c) shall be subject to the execution and nonrevocation of a general release of claims in favor of the Company, in a form reasonably satisfactory to the Company.
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By signing below, the Participant hereby acknowledges receipt of the PSUs issued on the Grant Date indicated above, which have been issued under the terms and conditions of the Plan and this Agreement.

WEATHERFORD INTERNATIONAL PLC
By:
Name:
Title:

Accepted by:

[Name of the Participant]
Date:

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